As filed with the Securities and Exchange Commission on February 12, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Reynolds American Inc.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	20-0546644
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

401 North Main Street,

Winston-Salem, NC 27101

(336) 741-2000

(Address of Principal Executive Offices, Including Zip Code)

RAI 401k Savings Plan

Puerto Rico Savings & Investment Plan

(Full Title of the Plans)

McDara P. Folan, III

Senior Vice President, Deputy General Counsel and Secretary

Reynolds American Inc.

401 North Main Street

Winston-Salem, NC 27101

(336) 741-2000

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share (1)	12,000,000 shares(2)	$43.67(3)	$524,040,000(3)	$71,480

(1)	This Registration Statement also pertains to rights (the “Rights”) to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of Reynolds American Inc. (the “Registrant”). Each share of Common Stock, par value $0.0001 per share (“Common Stock”), of the Registrant includes one Right, but no separate consideration is payable for such Rights.
(2)	Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock of the Registrant as may become issuable pursuant to the anti-dilution provisions of the RAI 401k Savings Plan (the “Savings Plan”) and the Puerto Rico Savings & Investment Plan (the “Puerto Rico Plan” and, together with the Savings Plan, the “Plans”). An indeterminate amount of interests to be offered or sold pursuant to the Plans were previously registered on a Registration Statement on Form S-8 (SEC File No. 333-117813).
(3)	Estimated solely for the purposes of determining the amount of the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low sale prices for the Common Stock as reported on The New York Stock Exchange on February 6, 2013, a date that is within five business days prior to filing.

EXPLANATORY NOTE

This Registration Statement relates to a Registration Statement on Form S-8, as amended (SEC File No. 333-117813), previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) covering on its face an aggregate of 15,000,000 shares of Common Stock (after giving effect to applicable stock splits) issued or to be issued under the Savings Plan (f/k/a the Reynolds American Capital Investment Plan) and the Puerto Rico Plan (f/k/a the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico) (the “Prior Registration Statement”). This Registration Statement is being filed to register an additional 12,000,000 shares (the “Shares”) of Common Stock to be issued or sold pursuant to the Plans. The Shares are securities of the same class as other securities registered on the Prior Registration Statement, which Prior Registration Statement is still effective. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statement except to the extent supplemented, amended or superseded by the information set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with the Exchange Act, files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated into this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012 (Commission File No. 001-32258) filed with the Commission on February 12, 2013;

(b)	The Plans’ Annual Report on Form 11-K for the fiscal year ended December 31, 2011 (Commission File No. 001-32258) filed with the Commission on June 21, 2012;

(c)	The Registrant’s Current Reports on Form 8-K (Commission File No. 001-32258) filed with the Commission on February 8, 2013 and February 11, 2013; and

(d)	The descriptions of the Common Stock and the Rights contained in the Registrant’s Registration Statement on Form 8-A (Commission File No. 001-32258) filed with the Commission on July 29, 2004, including any amendments or reports filed for the purpose of updating such descriptions.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Permissive Indemnification

Section 55-8-51 of the North Carolina Business Corporation Act, referred to as the NCBCA, authorizes a corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) the director conducted himself or herself in good faith; and (2) the director reasonably believed (i) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the corporation’s best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and (3) in the case of any criminal proceeding, the director had no reasonable cause to believe his or her conduct was unlawful.

The Amended and Restated Articles of Incorporation of the Registrant, as amended, referred to as articles of incorporation, provide that the Registrant will indemnify, to the fullest extent permitted by the NCBCA, any person who was or is a director or officer of the Registrant who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person was or is a director or officer of the Registrant or, while a director or officer of the Registrant was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of any other enterprise, plan or trust. The Registrant’s articles of incorporation also provide that the Registrant shall pay expenses incurred in connection with any such action, suit or proceeding in advance provided the director or officer agrees in writing to repay such amount if such person is ultimately determined not entitled to be indemnified against such expenses. The indemnification rights pursuant to the Registrant’s articles of incorporation are not exclusive.

Mandatory Indemnification

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was made a party because he was or is a director or officer of the corporation against reasonable expenses actually incurred by the director or officer in connection with the proceeding. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56 of the NCBCA.

Indemnification Agreements

Section 55-8-57 of the NCBCA permits a corporation, in its articles of incorporation or bylaws or by contract or resolution, to indemnify, or agree to indemnify, its directors, officers, employees or agents against liability and expenses (including attorneys’ fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

The Registrant has entered into separate indemnification agreements with its directors and executive officers. Pursuant to these agreements, the Registrant will generally indemnify, defend and hold harmless an indemnitee to the fullest extent permitted or required by the laws of North Carolina in effect on July 30, 2004, or as such laws may thereafter be amended to increase the scope of permitted indemnification, against all losses based upon, arising out of or resulting from any actual, alleged or suspected act or failure to act by an indemnitee in his or her capacity as a current or former, director, officer, employee or agent of the Registrant or as a director, officer, employee, member, manager, trustee or agent of any other entity or enterprise as to which an indemnitee is or was serving at the request of the Registrant, or in respect of any action or failure to act by an indemnitee in any business or other activity of the Registrant.

An indemnitee generally is not entitled to indemnification pursuant to the agreements to the extent that any loss is determined to have resulted from the indemnitee’s knowing misconduct from which he or she derived a direct improper personal benefit. In the event an indemnitee is not wholly successful on the merits in a proceeding, the indemnitee generally only is entitled to indemnification if it is determined that at the time of the indemnitee’s conduct, the indemnitee did not know or believe such conduct to be clearly in conflict with the best interests of the Registrant.

The agreements entitle an indemnitee to obtain advances of expenses from the Registrant, subject to conditions such as the indemnitee undertaking to repay the Registrant any advances he or she is not ultimately entitled to.

The agreements also generally require the Registrant to use commercially reasonably efforts to maintain, for as long as an indemnitee is a director or officer of the Registrant and through the sixth anniversary of the indemnitee terminating such status, directors’ and officers’ liability insurance covering the indemnitee that is at least substantially comparable in scope and amount to that provided by the Registrant’s directors’ and officers’ coverage in effect at the time of execution of the indemnitee’s agreement.

Insurance

Section 55-8-57 of the NCBCA also authorizes a corporation to purchase and maintain insurance on behalf of an individual who was or is a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the NCBCA to indemnify that person.

Under insurance policies maintained by the Registrant, the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers, including liabilities under the Securities Act. These insurance policies are designed to make payments on behalf of the Registrant and the other registrants to their directors and officers pursuant to the indemnification provisions described above as well as with respect to non-indemnifiable claims. These insurance policies maintained by the Registrant satisfy its obligations under its indemnification agreements with directors and officers described above.

Exculpation from Certain Liabilities

Section 55-2-02 of the NCBCA enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of directors for monetary damages for breach of their duties as directors. No such provision is effective to eliminate or limit a director’s liability for: (1) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation; (2) improper distributions as described in Section 55-8-33 of the NCBCA; (3) any transaction from which the director derived an improper personal benefit; or (4) acts or omissions occurring prior to the date the exculpatory provision became effective.

The Registrant’s articles of incorporation provide that, to the fullest extent permitted by the NCBCA, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director.

The Registrant’s articles of incorporation also provide that neither British American Tobacco p.l.c., referred to as BAT, or any of its subsidiaries or affiliates nor any director of the Registrant who is affiliated with, or employed by, BAT or any of its subsidiaries or affiliates shall have any obligation, duty or responsibility to present any transaction, relationship, arrangement or other opportunity primarily relating to the United States to the Registrant, its board of directors or any Registrant officer or employee. The articles further state that the Registrant renounces any expectancy or interest of the Registrant in, or in being offered an opportunity to participate in, any such business opportunity, and BAT and its subsidiaries and affiliates are entitled to act upon any such business opportunity and will not be liable to the Registrant or any of its shareholders for taking any such action or not presenting such business opportunity to the Registrant.

Item 8.	Exhibits.

The Registrant has submitted the Savings Plan to the Internal Revenue Service (“IRS”) for a determination letter that the Savings Plan qualifies under Section 401 of the Internal Revenue Code (“Code Section 401”). The Registrant undertakes to submit any amendments to the Savings Plan to the IRS in a timely manner and will make all changes required by the IRS in order to maintain the Savings Plan’s qualification under Code Section 401.

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A (Commission File No. 001-32258) filed with the Commission on July 29, 2004)

4.2	Articles of Amendment of Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (Commission File No. 001-32258) filed with the Commission on August 2, 2007)

4.3	Articles of Amendment of Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (Commission File No. 001-32258) filed with the Commission on August 8, 2011)

4.4	Articles of Amendment of Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 (Commission File No. 001-32258) filed with the Commission on July 25, 2012)

4.5	Amended and Restated Bylaws of the Registrant, dated September 13, 2012 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-32258) filed with the Commission on September 19, 2012)

4.6	Rights Agreement, between the Registrant and The Bank of New York, as rights agent (incorporated herein by reference to Exhibit 3 to the Registrant’s Registration Statement on Form 8-A (Commission File No. 001-32258) filed with the Commission on July 29, 2004)

4.7	RAI 401k Savings Plan

4.8	Amendment No. 1 to RAI 401k Savings Plan, dated February 6, 2012

4.9	Amendment No. 2 to RAI 401k Savings Plan, dated June 29, 2012

4.10	Puerto Rico Savings & Investment Plan (incorporated herein by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-117813) filed with the Commission on February 19, 2010)

4.11	Amendment No. 1 to Puerto Rico Savings & Investment Plan, dated December 21, 2010

4.12	Amendment No. 2 to Puerto Rico Savings & Investment Plan, dated September 6, 2012

4.13	Amendment No. 3 to Puerto Rico Savings & Investment Plan, dated October 1, 2012

5.1	Opinion of McDara P. Folan, III

5.2	Opinion of Pietrantoni Mendez & Alvarez LLC

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of McDara P. Folan, III (contained in Exhibit 5.1)

23.3	Consent of Pietrantoni Mendez & Alvarez LLC (contained in Exhibit 5.2)

23.4	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on this 12th day of February 2013.

REYNOLDS AMERICAN INC.

By:	/s/ McDara P. Folan, III
McDara P. Folan, III
Senior Vice President, Deputy General
Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on February 12, 2013.

Signature	Title

* Daniel M. Delen	President and Chief Executive Officer and Director (principal executive officer)

* Thomas R. Adams	Executive Vice President and Chief Financial Officer (principal financial officer)

* Frederick W. Smothers	Senior Vice President and Chief Accounting Officer (principal accounting officer)

* Thomas C. Wajnert	Chairman of the Board and Director

* John P. Daly	Director

* Martin D. Feinstein	Director

* Luc Jobin	Director

* H. Richard Kahler	Director

* Holly Keller Koeppel	Director

* Nana Mensah	Director

* Lionel L. Nowell, III	Director

* H.G.L. Powell	Director

* Richard E. Thornburgh	Director

* Neil R. Withington	Director

* John J. Zillmer	Director

*	The undersigned, as attorney-in-fact, does hereby sign this Registration Statement on behalf of each of the officers and directors indicated above.

DATED: February 12, 2013	By:	/s/ McDara P. Folan, III
McDara P. Folan, III, Attorney-in-Fact

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the Plans) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on this 12th day of February 2013.

RAI 401K SAVINGS PLAN

By:	/s/ McDara P. Folan, III
McDara P. Folan, III
Secretary, RAI Employee Benefits Committee

PUERTO RICO SAVINGS & INVESTMENT PLAN

By:	/s/ McDara P. Folan, III
McDara P. Folan, III
Secretary, RAI Employee Benefits Committee

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 1 to the Registrant’s Registration Statement on Form 8-A (Commission File No. 001-32258) filed with the Commission on July 29, 2004)

4.2	Articles of Amendment of Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (Commission File No. 001-32258) filed with the Commission on August 2, 2007)

4.3	Articles of Amendment of Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 (Commission File No. 001-32258) filed with the Commission on August 8, 2011)

4.4	Articles of Amendment of Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 (Commission File No. 001-32258) filed with the Commission on July 25, 2012)

4.5	Amended and Restated Bylaws of the Registrant, dated September 13, 2012 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-32258) filed with the Commission on September 19, 2012)

4.6	Rights Agreement, between the Registrant and The Bank of New York, as rights agent (incorporated herein by reference to Exhibit 3 to the Registrant’s Registration Statement on Form 8-A (Commission File No. 001-32258) filed with the Commission on July 29, 2004)

4.7	RAI 401k Savings Plan

4.8	Amendment No. 1 to RAI 401k Savings Plan, dated February 6, 2012

4.9	Amendment No. 2 to RAI 401k Savings Plan, dated June 29, 2012

4.10	Puerto Rico Savings & Investment Plan (incorporated herein by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-117813) filed with the Commission on February 19, 2010)

4.11	Amendment No. 1 to Puerto Rico Savings & Investment Plan, dated December 21, 2010

4.12	Amendment No. 2 to Puerto Rico Savings & Investment Plan, dated September 6, 2012

4.13	Amendment No. 3 to Puerto Rico Savings & Investment Plan, dated October 1, 2012

5.1	Opinion of McDara P. Folan, III

5.2	Opinion of Pietrantoni Mendez & Alvarez LLC

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of McDara P. Folan, III (contained in Exhibit 5.1)

23.3	Consent of Pietrantoni Mendez & Alvarez LLC (contained in Exhibit 5.2)

23.4	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney